Investor Contact: Kelley Hall (503) 532-3793	Media Contact: Kellie Leonard (503) 671-6171

NIKE, INC. REPORTS FISCAL 2011 FOURTH QUARTER
AND FULL YEAR RESULTS

•	Fourth quarter revenues up 14 percent to $5.8 billion; up 11 percent excluding currency changes
•	Fourth quarter diluted earnings per share up 17 percent to $1.24
•	Fiscal 2011 revenues of $20.9 billion, up 10 percent on both reported and currency neutral basis
•	Fiscal year diluted earnings per share up 14 percent to $4.39
•	NIKE Brand futures orders up 15 percent; up 12 percent excluding currency changes
•	Inventories as of May 31, 2011 were up 33 percent versus the prior year

BEAVERTON, Ore., June 27, 2011 – NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2011 fourth quarter and full year ended May 31, 2011. Diluted earnings per share for both the quarter and full year hit record highs, as higher revenues and SG&A expense leverage more than offset a lower gross margin rate.

“In fiscal year 2011, we delivered exceptional results in extraordinary times,” said Mark Parker, NIKE, Inc. President and CEO. “Our business is organized to drive growth across multiple brands, geographies and categories, as we manage through the ever-changing macroeconomic landscape.” Parker added, “We continue to deliver compelling innovation to athletes and consumers, and strong returns for our shareholders. The global appetite for sports has never been stronger”*

Futures Orders

As of the end of the quarter, futures orders for NIKE Brand athletic footwear and apparel scheduled for delivery from June through November 2011, totaled $10.3 billion, 15 percent higher than orders reported for the same period last year. Excluding currency changes, reported orders would have increased 12 percent.*

By geography, futures orders were as follows:

Geography	Reported Futures Orders	Excluding Currency Changes
North America	+14%	+14%
Western Europe	+11%	+1%
Central and Eastern Europe	+13%	+10%
Greater China	+24%	+17%
Japan	-13%	-6%
Emerging Markets	+25%	+23%
Total NIKE Brand Futures Orders	+15%	+12%

Fourth Quarter Income Statement Review

•
Revenues for NIKE, Inc. increased 14 percent to $5.8 billion, up 11 percent on a currency neutral basis. Excluding the impact of changes in foreign currency, NIKE Brand revenues rose 12 percent, driven by growth in all geographies except Japan and Central and Eastern Europe. By category, revenues were up on a currency neutral basis in all key categories except Football (Soccer), which faced tough comparisons to last year’s World Cup. Revenues for Other Businesses increased 6 percent with a 1 percentage point benefit from changes in currency exchange rates. For the quarter, growth in Converse, Cole Haan and Hurley more than offset lower revenues at Umbro and NIKE Golf.

•
Gross margin declined 310 basis points to 44.3 percent, primarily driven by higher product costs. Other factors contributing to this decline include elevated freight costs (including airfreight to meet strong demand for select NIKE Brand products), higher inventory obsolescence reserves and higher royalty expenses related to sales of endorsed team products. These factors more than offset the positive impact of growing sales in our Direct to Consumer operations and ongoing product cost reduction initiatives.

•
Selling and administrative expenses grew at a slower rate than revenue, up 2 percent to $1.8 billion. Demand creation expenses were $617 million, down 7 percent from higher prior year spending in support of the World Cup. Operating overhead expenses increased 8 percent to $1.2 billion due to additional investments in our Direct to Consumer business and low single digit growth in our core operating overhead.

•
Net income increased 14 percent to $594 million and diluted earnings per share increased 17 percent to $1.24, reflecting higher net income and a 3 percent decline in the number of weighted average diluted common shares outstanding.

Fourth Quarter Operating Segment Review

North America
NIKE Brand revenues in North America increased 22 percent to $2.1 billion with a 1 percentage point benefit from changes in currency exchange rates. Revenues were higher on a currency neutral basis in all key categories except Football (Soccer); the strongest growth came from Running, Men’s Training, Sportswear, Basketball and Women’s Training, which were all up at a double-digit rate for the quarter. Footwear and Apparel revenues, up 20 and 28 percent, respectively, were driven by strong category presentations, improved product lines and earlier shipments of summer season product.

We continue to see momentum in our Direct to Consumer business with sales up 23 percent. This increase was driven by an 18 percent improvement in same store sales and 31 percent growth in online sales.

Earnings before interest and taxes (EBIT) grew 20 percent to $522 million as revenue growth and leverage of selling and administrative expenses more than offset a lower gross margin rate for the quarter.

Western Europe
Fourth quarter revenues for Western Europe grew 5 percent with 4 percentage points of benefit from changes in currency exchange rates. On a constant currency basis, revenues grew in every territory except France and Northern Europe. By category, currency neutral revenue growth in Running, Basketball, Men’s Training and Women’s Training was mostly offset by lower revenues in Sportswear and Action Sports. Football (Soccer) revenues were flat for the quarter.

Fourth quarter EBIT for Western Europe declined 27 percent to $140 million as revenue growth and lower selling and administrative expenses were more than offset by significantly lower gross margin due to unfavorable changes in currency exchange rates in addition to the factors which affected the company’s overall gross margin.

Central and Eastern Europe
Reported fourth quarter revenues for Central and Eastern Europe increased 1 percent, but were down 1 percent on a currency neutral basis as higher revenues in Russia were offset by declines in most other territories. By category, currency neutral double digit revenue growth in Running, Basketball and Action Sports was more than offset by declines in other key categories, primarily Sportswear and Football (Soccer).

Compared to the same period last year, EBIT for Central and Eastern Europe decreased 15 percent to $69 million driven by lower gross margin and higher selling and administrative expenses.

Greater China
Revenues in Greater China during the fourth quarter increased 21 percent, up 16 percent excluding the impact of changes in currency exchange rates driven by expanding points of distribution and comp store sales increases. Revenues were higher on a currency neutral basis in all key categories except Football (Soccer) and Women’s Training; the strongest growth came from Running, Sportswear, Men’s Training and Action Sports, which were all up at double-digit rates for the quarter.

EBIT for Greater China was up 21 percent to $226 million driven by revenue growth and leverage of selling and administrative expense which more than offset a lower gross margin rate.

Japan
Japan’s fourth quarter results were negatively impacted both by challenging macroeconomic conditions and the March earthquake and tsunami. As overall conditions in Japan stabilize, we will continue to focus on returning this market to profitable growth.

Japan’s fourth quarter revenues declined 17 percent, down 26 percent excluding the impact of changes in currency exchange rates. Although revenues declined for most key categories, Running posted solid growth for the quarter.

Japan’s fourth quarter EBIT was down 67 percent to $20 million as result of lower revenues, gross margin declines and higher selling and administrative expenses.

Emerging Markets
Fourth quarter revenues in the Emerging Markets geography were up 25 percent, with 6 points of benefit from changes in currency exchange rates. Currency neutral revenues were higher in nearly all key categories and territories, led by Argentina, Brazil, Korea and Mexico, which were all up at a double-digit rate for the quarter.

Emerging Markets’ EBIT for the quarter grew at a faster rate than revenue, up 68 percent to $197 million due to stronger gross margin (as a result of positive changes in foreign exchange rates), leverage of selling and administrative expense and favorable impacts from foreign currency translation.

Other Businesses
Reported revenues for Other Businesses increased 6 percent, up 5 percent on a currency neutral basis, as double-digit growth at Converse, Cole Haan and Hurley more than offset declines at Umbro (which had tough comparisons to World Cup last year), and NIKE Golf, which experienced significant declines in its Japan business following the natural disasters in March.

Fourth quarter EBIT for our Other Businesses increased 13 percent to $81 million due to revenue growth and gross margin expansion.

Fiscal 2011 Income Statement Review

•
Revenues for NIKE, Inc. and the NIKE Brand were both up 10 percent to $20.9 billion and $18.1 billion, respectively, with minimal impact from changes in currency exchange rates. Excluding the impact of changes in currency exchange rates, NIKE Brand revenues were higher in all seven key categories and in every geography except Japan. Revenues for our Other Businesses increased 9 percent with 1 percentage point of benefit from changes in currency exchange rates. Currency neutral revenues for the fiscal year were higher at Converse, Cole Haan, Hurley and Umbro, offset partially by a slight revenue decline at NIKE Golf.

•
Gross margin declined 70 basis points to 45.6 percent mainly due to higher product costs. Other factors contributing to this decline include elevated freight costs (including additional airfreight incurred to meet strong demand for NIKE Brand products) and a lower mix of license revenue due to the conversion of certain markets to direct distribution of the Converse and Umbro Brands. These factors more than offset the positive impact of growing sales at our Direct to Consumer operations, a higher mix of full-price sales and the benefits of ongoing product cost reduction initiatives.

•
Selling and administrative expenses grew at a slower rate than revenue, up 6 percent to $6.7 billion. Demand creation expenses rose 4 percent to $2.4 billion due to marketing support for key product initiatives and investments in retail product presentation for wholesale accounts. Operating overhead expenses increased 7 percent to $4.2 billion due to additional investments in our Direct to Consumer business and more modest growth in our core operating overhead.

•
Other income, net was $33 million for the fiscal year, comprised largely of non-recurring items and foreign exchange gains, primarily from currency hedges. For the year, we estimate the year-over-year change in currency related gains included in other income, net, combined with the impact of changes in currency exchange rates on the translation of foreign currency-denominated profits decreased pretax income by approximately $33 million.

•
The effective tax rate for the fiscal year was 25.0 percent compared to 24.2 percent last year. The effective tax rate was higher due to a larger proportion of pretax income coming from operations in the United States, which has a higher effective tax rate than operations abroad.

•
Net income increased 12 percent to $2.1 billion and diluted earnings per share increased 14 percent to $4.39, reflecting higher net income and a 2 percent decline in the number of weighted average diluted common shares outstanding.

May 31, 2011 Balance Sheet Review

•
Inventories for NIKE, Inc. were $2.7 billion, up 33 percent from unusually low levels at May 31, 2010. NIKE Brand unit inventories were higher as a result of strong demand, growth in replenishment programs for high-turnover styles, early deliveries of key seasonal items with longer production lead times and the growth of Direct to Consumer operations. Changes in currency exchange rates and higher product costs also contributed to the increase in dollar inventories.

•
Cash and short-term investments at period-end were $4.5 billion, 12 percent lower than last year as higher working capital investments reduced free cash flow from operations, while share repurchases and dividend payments also increased year-on-year.

Share Repurchases

During the fourth quarter, NIKE, Inc. repurchased a total of 7.5 million shares for approximately $607 million as part of its four-year, $5 billion share repurchase program, approved by the Board of Directors in September 2008. As of the end of the fourth quarter, the Company has purchased a total of 30.4 million shares for approximately $2.3 billion under this program.

Investor Update Meeting

NIKE, Inc. management will host an Investor Update meeting on June 28, 2011 to provide an overview of fiscal 2011 results and review progress against the company’s long-term strategy to deliver sustainable and profitable growth as outlined at its May 2010 investor meeting. NIKE, Inc. President and Chief Executive Officer Mark Parker and other members of senior management will host the meeting at the company’s world headquarters in Beaverton, Ore. with presentations webcast live from approximately 10:00 am to 3:00 pm PT at www.nikebiz.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location through midnight, September 28, 2011.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned Nike subsidiaries include Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Umbro Ltd., a leading United Kingdom-based global football (soccer) brand. For more information, NIKE’s earnings releases and other financial information are available on the Internet at www.nikebiz.com/investors.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Nike with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

(Additional Tables Follow)

NIKE, Inc.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED MAY 31, 2011
(In millions, except per share data)

	QUARTER ENDED			YEAR TO DATE ENDED
INCOME STATEMENT	05/31/2011	05/31/2010	% Chg	05/31/2011	05/31/2010	% Chg
Revenues	$5,766	$5,077	14%	$20,862	$19,014	10%
Cost of sales	3,212	2,671	20%	11,354	10,214	11%
Gross margin	2,554	2,406	6%	9,508	8,800	8%
	44.3%	47.4%		45.6%	46.3%

Demand creation expense	617	666	-7%	2,448	2,356	4%
Operating overhead expense	1,155	1,072	8%	4,245	3,970	7%
Total selling and administrative expense	1,772	1,738	2%	6,693	6,326	6%
	30.7%	34.2%		32.1%	33.3%

Other expense (income), net	5	(17)	-	(33)	(49)	-33%
Interest expense, net	4	2	100%	4	6	-33%

Income before income taxes	773	683	13%	2,844	2,517	13%

Income taxes	179	161	11%	711	610	17%
	23.2%	23.6%		25.0%	24.2%

Net income	$594	$522	14%	$2,133	$1,907	12%

Diluted EPS	$1.24	$1.06	17%	$4.39	$3.86	14%

Basic EPS	$1.27	$1.08	18%	$4.48	$3.93	14%

Weighted Average Common Shares Outstanding:
Diluted	478.7	493.9		485.7	493.9
Basic	469.3	484.4		475.5	485.5
Dividends declared	$0.31	$0.27		$1.20	$1.06

NIKE, Inc.

BALANCE SHEET	05/31/2011	05/31/2010	% Change
	(In millions)
ASSETS
Current assets:
Cash and equivalents	$1,955	$3,079	-37%
Short-term investments	2,583	2,067	25%
Accounts receivable, net	3,138	2,650	18%
Inventories	2,715	2,041	33%
Deferred income taxes	312	249	25%
Prepaid expenses and other current assets	594	873	-32%

Total current assets	11,297	10,959	3%

Property, plant and equipment	4,906	4,390	12%
Less accumulated depreciation	2,791	2,458	14%
Property, plant and equipment, net	2,115	1,932	9%

Identifiable intangible assets, net	487	467	4%
Goodwill	205	188	9%
Deferred income taxes and other assets	894	873	2%

Total assets	$14,998	$14,419	4%

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$200	$7	-
Notes payable	187	139	35%
Accounts payable	1,469	1,255	17%
Accrued liabilities	1,985	1,904	4%
Income taxes payable	117	59	98%

Total current liabilities	3,958	3,364	18%

Long-term debt	276	446	-38%
Deferred income taxes and other liabilities	921	855	8%
Redeemable preferred stock	-	-	-
Shareholders' equity	9,843	9,754	1%

Total liabilities and shareholders' equity	$14,998	$14,419	4%

NIKE, Inc.
	QUARTER ENDED				YEAR TO DATE ENDED
DIVISIONAL REVENUES1	05/31/2011	05/31/2010	% Change	% Change Excluding Currency Changes 2	05/31/2011	05/31/2010	% Change	% Change Excluding Currency Changes 2
	(In millions)
North America
Footwear	$1,464	$1,224	20%	19%	$5,109	$4,610	11%	11%
Apparel	571	447	28%	28%	2,105	1,740	21%	21%
Equipment	104	89	17%	17%	364	346	5%	5%
Total	2,139	1,760	22%	21%	7,578	6,696	13%	13%

Western Europe
Footwear	638	593	8%	4%	2,327	2,320	0%	7%
Apparel	311	309	1%	-4%	1,266	1,325	-4%	2%
Equipment	55	54	2%	-2%	217	247	-12%	-6%
Total	1,004	956	5%	1%	3,810	3,892	-2%	4%

Central and Eastern Europe
Footwear	191	174	10%	8%	600	558	8%	11%
Apparel	85	95	-11%	-13%	356	354	1%	4%
Equipment	18	22	-18%	-23%	75	81	-7%	-5%
Total	294	291	1%	-1%	1,031	993	4%	7%

Greater China
Footwear	321	246	30%	25%	1,164	953	22%	19%
Apparel	215	193	11%	7%	789	684	15%	13%
Equipment	28	26	8%	0%	107	105	2%	0%
Total	564	465	21%	16%	2,060	1,742	18%	16%

Japan
Footwear	117	129	-9%	-19%	396	433	-9%	-16%
Apparel	79	106	-25%	-34%	302	357	-15%	-23%
Equipment	20	26	-23%	-27%	68	92	-26%	-32%
Total	216	261	-17%	-26%	766	882	-13%	-21%

Emerging Markets
Footwear	524	379	38%	31%	1,897	1,458	30%	24%
Apparel	177	176	1%	-4%	657	577	14%	9%
Equipment	46	42	10%	5%	182	164	11%	6%
Total	747	597	25%	19%	2,736	2,199	24%	19%

Global Brand Divisions3	36	27	33%	33%	123	105	17%	21%

Total NIKE Brand	5,000	4,357	15%	12%	18,104	16,509	10%	10%

Other Businesses4	760	715	6%	5%	2,747	2,530	9%	8%
Corporate5	6	5	20%	0%	11	(25)	-	-

Total NIKE, Inc. Revenues	$5,766	$5,077	14%	11%	$20,862	$19,014	10%	10%

Total NIKE Brand
Footwear	$3,255	$2,745	19%	16%	$11,493	$10,332	11%	11%
Apparel	1,438	1,326	8%	5%	5,475	5,037	9%	9%
Equipment	271	259	5%	2%	1,013	1,035	-2%	-2%
Global Brand Divisions3	36	27	33%	33%	123	105	17%	21%

1 Certain prior year amounts have been reclassified to conform to fiscal year 2011 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
2 Fiscal 2011 results have been restated using fiscal 2010 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment.
4 Other businesses represent activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.
5 Corporate revenues primarily consist of foreign currency revenue-related hedge gains and losses generated by entities within the NIKE Brand geographic operating segments through our centrally managed foreign exchange risk management program and foreign currency gains and losses resulting from the difference between actual foreign currency rates and standard rates assigned to these entities, which are used to record any non-functional currency revenues into the entity's functional currency.

NIKE, Inc.
	QUARTER ENDED			YEAR TO DATE ENDED
EARNINGS BEFORE INTEREST AND TAXES1,2	05/31/2011	05/31/2010	% Chg	05/31/2011	05/31/2010	% Chg
	(In millions)

North America	$522	$434	20%	$1,750	$1,538	14%
Western Europe	140	193	-27%	721	856	-16%
Central and Eastern Europe	69	81	-15%	233	253	-8%
Greater China	226	187	21%	777	637	22%
Japan	20	60	-67%	114	180	-37%
Emerging Markets	197	117	68%	688	521	32%
Global Brand Divisions3	(276)	(277)	0%	(998)	(867)	-15%

Total NIKE Brand	898	795	13%	3,285	3,118	5%

Other Businesses4	81	72	13%	334	299	12%
Corporate5	(202)	(182)	-11%	(771)	(894)	14%

Total earnings before interest and taxes1,2	$777	$685	13%	$2,848	$2,523	13%

1  The Company evaluates performance of individual operating segments based on earnings before interest and  taxes (also commonly referred to as “EBIT”), which represents net income before interest expense, net and income taxes.

2 Certain prior year amounts have been reclassified to conform to fiscal year 2011 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.

3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment and general and administrative expenses that are centrally managed for the NIKE Brand.

4 Other businesses represent activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.

5 Corporate consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company’s corporate headquarters, unallocated insurance and benefit programs, certain foreign currency gains and losses, including certain hedge gains and losses, corporate eliminations and other items.